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                                                            Exhibit 4.8

                         WARRANT TO PURCHASE COMMON STOCK

                                        OF

                             NEW WEST EYEWORKS, INC.


          THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS IT IS FIRST REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE COMPANY HAS RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE COMPANY (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY).


                              STOCK PURCHASE WARRANT

Date of Issuance:   June 10, 1996                                        W-17

     FOR VALUE RECEIVED, New West Eyeworks, Inc., a Delaware corporation (the "Company"), hereby grants to Mesirow Capital Partners V, Mesirow Capital Partners VI, Ronald E. Weinberg and Barry J. Feld, jointly, or their registered assigns (collectively the "Registered Holders" or singularly each "Registered Holder"), the right to purchase from the Company Fifty Thousand (50,000) shares of the Company's common stock at a price per share of Six and 11/100 Dollars ($6.11) (the "Initial Exercise Price"). This Warrant is subject to the Guaranty, Contribution and Indemnification Agreement ("Guaranty Agreement") of even date herewith among the Company and the Registered Holders and shall only be divided among the Registered Holders in accordance with the terms thereof. Certain capitalized terms used herein are defined in Part 5 hereof. The amount and kind of securities purchasable pursuant to the rights granted hereunder and the purchase price for such securities are subject to adjustment pursuant to the provisions contained in this Warrant.

     This Warrant is subject to the following additional provisions:

     Part 1.        Exercise of Warrant.

     1A. Exercise Period. The Registered Holders may exercise, in whole or in part (but not as to a fractional share of Common Stock), the purchase rights represented by this Warrant at any time and from time to time after the Date of Issuance to and including June 10, 2001 (the "Exercise Period").


     1B.  Exercise Procedure.

     (i) This Warrant will be deemed to have been exercised when the Company has received all of the following items (the "Exercise Time"):
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          (a)  a completed Exercise Agreement, as described in paragraph
     1C below and substantially in the form of Exhibit I hereto, executed by each of the Registered Holders;

          (b)  this Warrant; and

          (c) a cashier's or certified check payable to the Company in an amount equal to the product of the Exercise Price (as such term is defined in Part 2) multiplied by the number of shares of Common Stock being purchased upon such exercise.

     (ii) Certificates for shares of Common Stock purchased upon exercise of this Warrant will be delivered by the Company to the exercising Registered Holders (the "Purchasers") within five (5) business days after the date of the Exercise Time. Subject to the terms of the Guaranty Agreement, unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company will prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant that have not expired or been exercised and will, within such five-day period, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement.

     (iii) The Common Stock issuable upon the exercise of this Warrant will be deemed to have been issued to the Purchasers at the Exercise Time, and the Purchasers will be deemed for all purposes to have become the record holders of such Common Stock at the Exercise Time.

     (iv) The issuance of certificates for shares of Common Stock upon exercise of this Warrant will be made without charge to the Purchasers for any issuance tax in respect thereof or other cost incurred by the Company in connection with such Exercise and the related issuance of shares of Common Stock. Each share of Common Stock issuable upon exercise of this Warrant will, upon payment of the Exercise Price therefor, be fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof.

     (v) The Company will not close its books against the transfer of this Warrant or of any share of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant. The Company will from time to time take all such action as may be necessary to assure that the par value per share of the unissued Common Stock acquirable upon exercise of this Warrant is at all times equal to or less than the Exercise Price then in effect.

     1C. Exercise Agreement. Upon any exercise of this Warrant, the Exercise Agreement will be substantially in the form set forth in Exhibit I hereto, except that if the shares of Common Stock are not to be issued in the name of the Person in whose name this Warrant is registered, the Exercise Agreement will also state the name of the Person to whom the certificates for the shares of Common Stock are to be issued, and if the number of shares of Common Stock to be issued does not include all the shares of Common Stock purchasable hereunder, it will also state the name of the Registered Holder to whom a new

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Warrant for the unexercised portion of the rights hereunder is to be delivered.
Such Exercise Agreement will be dated the actual date of execution thereof.

     1D. Fractional Shares. If a fractional share of Common Stock would, but for the provisions of paragraph 1A, be issuable upon exercise of the rights represented by this Warrant, the Company will within seven (7) days after the date of the Exercise Time, deliver to the Purchaser a check payable to the Purchaser in lieu of such fractional share in an amount equal to the Market Price of such fractional share as of the Exercise Time.

     1E. Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of this Warrant.

     Part 2. Adjustment of Exercise Price and Number of Shares. In order to prevent dilution of the rights granted under this Warrant, the Initial Exercise Price shall be subject to adjustment from time to time as provided in this Part 2 as follows (such price or such price as last adjusted pursuant to the terms hereof, as the case may be, is herein called the "Exercise Price"):

     2A. Issuance of Common Stock. If and whenever after the date hereof the Company shall issue or sell (or be deemed to issue or sell as provided hereunder) any shares of its Common Stock for a consideration per share less than the Exercise Price in effect immediately prior to the time of such issue or sale (other than shares of Common Stock issued pursuant to this Warrant or shares of Common Stock issued pursuant to options granted under the Company's Amended and Restated Stock Option Plan (the "Plan"), then, forthwith upon such issue or sale, the Exercise Price shall be reduced to the price, calculated to the nearest cent, determined by dividing (i) the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Exercise Price and (B) the consideration, if any, received by the Company upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale.

          (i) Issuance of Rights or Options. If at any time the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise), after the date hereof, any rights to subscribe for or to purchase, or any options for the purchase of (such rights or options being herein called "Options"), Common Stock (other than Options granted under the Plan) or any stock or securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being herein called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined as provided in the following sentence) shall be less than the Exercise Price in effect immediately prior to the time of granting such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of

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the date of the grant of Option, and thereafter shall be deemed to be outstanding. The price per share for which Common Stock is deemed to have been issued, as referred to in the preceding sentence, shall be determined by dividing (A) the sum of (1) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus (2) the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (3) in the case of all such Options that relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of all such Convertible Securities (to the extent not counted in clause (2) above) and upon the conversion or exchange of all such Convertible Securities into Common Stock, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. The consideration received or receivable by the Company shall in each case be determined in accordance with Part 2(A)(v) hereof. Except as otherwise provided in Part 2(A)(iii) hereof, no adjustment of the Exercise Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

          (ii) Issuance of Convertible Securities. If the Company shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell, after the date hereof, any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined as provided in the following sentence) shall be less than the Exercise Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (A) except as otherwise provided in Part 2(A)(iii) hereof, no adjustment of the Exercise Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and (B) if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Exercise Price have been or are to be made pursuant to Part 2(A)(i) hereof, no further adjustment of the Exercise Price shall be made by reason of such issue or sale. The price per share for which Common Stock is deemed to have been issued, as referred to in the preceding sentence, shall be determined by dividing (A) the sum of (1) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus (2) the minimum aggregate amount of additional consideration, if any, payable upon the conversion or exchange of such Convertible Securities into Common Stock, by
(B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of such Convertible Securities. The consideration received or receivable by the Company shall in each case be determined in accordance with Part 2(A)(v) hereof.

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          (iii)     Change in Option Price or Conversion Rate.  If the purchase price provided for in any outstanding Option referred to in Part 2(A)(i) hereof, the additional consideration, if any, payable upon the conversion or exchange of any outstanding Convertible Securities referred to in Part 2(A)(i) or 2(A)(ii) hereof, or the rate at which any such Convertible Securities are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution), the Exercise Price in effect at the time of such event shall forthwith be readjusted to the Exercise Price that would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration of any Option referred to in Part 2(A)(i) hereof prior to the exercise thereof or the termination of any right to convert or exchange any Convertible Securities referred to in Part 2(A)(i) or 2(A)(ii) hereof prior to the exercise of such rights, the Exercise Price then in effect hereunder shall forthwith be increased (but in no case shall such Exercise Price be increased to a price greater than the Initial Exercise Price) to the Exercise Price that would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding for the purposes of any calculation under Part 2(A)(i) or 2(a)(iv) hereof. If the purchase price provided for in any Option referred to in Part 2(A)(i) hereof or the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities issuable upon the exercise of any such Options or upon the conversion or exchange of any Convertible Securities referred to in Part 2(A)(ii) hereof and still outstanding shall decrease, or the number of shares of Common Stock issuable upon conversion or exchange of any such Convertible Securities shall increase, at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security, the Exercise Price then in effect hereunder shall forthwith be adjusted to the Exercise Price that would have been obtained had Parts 2(A)(i) and 2(A)(ii) hereof and the provisions of Part 2(A)(iii) hereof never been given effect in relation to such Option or Convertible Securities and had the Exercise Price been adjusted pursuant to Part 2(A) hereof at the time of delivery of such shares of Common Stock based on the consideration received (or deemed received under Part
2(A)(v) hereof) for such Common Stock, determined as of the date of such delivery, provided that such adjustment of the Exercise Price shall be made only if as a result thereof the Exercise Price then in effect hereunder is thereby reduced.

          (iv) Stock Dividends. If the Company declares a dividend or makes any other distribution upon any stock of the Company payable in Common Stock, Options or Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration for purposes of the calculations to be made under this Part 2.If the Company shall at any time prior to the expiration of this Warrant

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declare a dividend payable in cash on its Common Stock and at substantially the same time offer its stockholders a right to purchase Common Stock from the proceeds of such dividend or for an amount substantially equal to such dividend, then, in such case, all Common Stock so issued shall, for purpose of this Warrant, be deemed to have been issued as a stock dividend.

          (v) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Market Price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined by a qualified independent third party to be chosen jointly by the Company and the Registered Holders of this Warrant representing a majority of the shares of Common Stock obtainable upon exercise of this Warrant. If such parties are unable to reach agreement on the selection of such independent third party within a reasonable time, such independent third party will be selected by a third person jointly selected by the Company and the Registered Holders of this Warrant representing a majority of the shares of Common stock obtainable upon exercise of this Warrant.

          (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option will be deemed to have been issued without consideration.

          (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

          (viii) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities, or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

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     2B.  Subdivision or Combination of Common Stock.  If the Company at any
time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of Common Stock obtainable upon exercise of this Warrant will be proportionately increased. If the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of shares of Common Stock obtainable upon exercise of this Warrant will be proportionately decreased.

     2C. Reorganization, Reclassification, Consolidation, Merger or Sale. Any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Company's assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Company will make appropriate provision (in form and substance satisfactory to the Registered Holders of this Warrant representing a majority of the Common Stock obtainable upon exercise of this Warrant) to insure that each of the Registered Holders of this Warrant will thereafter have the right to acquire and receive in lieu of or in addition to the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of such holder's Warrant, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon exercise of such holder's Warrant had such Organic Change not taken place. In any such case, the Company will make appropriate provision (in form and substance satisfactory to the Registered Holders of this Warrant representing a majority of the Common Stock obtainable upon exercise of this Warrant) with respect to such holders' rights and interests to insure that the provisions of this Part 2 and Parts 3 and 4 hereof will thereafter be applicable to the Warrants (including, in the case of any such consolidation, merger or sale in which the successor corporation or purchasing corporation is other than the Company, an immediate adjustment of the Exercise Price to the value of the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Common Stock acquirable and receivable upon exercise of this Warrant, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger or sale). The Company will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Company) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form and substance satisfactory to the Registered Holders of this Warrant representing a majority of the Common Stock obtainable upon exercise of this Warrant), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

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     2D.  Share Adjustment.  Whenever the Exercise Price payable upon exercise of any Warrant is adjusted pursuant to Parts 2A, 2B, 2C or 2E hereof, the number of shares of Common Stock purchasable upon exercise of this Warrant shall simultaneously be adjusted by multiplying the number of shares of Common Stock initially issuable upon exercise of this Warrant by the Initial Exercise Price and dividing the product so obtained by the Exercise Price, as adjusted.

     2E. Certain Events. If any event occurs of the type contemplated by the provisions of this Part 2 but not expressly provided for by such provisions, then the Company's Board of Directors will make an appropriate adjustment in the Exercise Price and the number of shares of Common Stock obtainable upon exercise of this Warrant so as to protect the rights of the holders of this Warrant; provided that no such adjustment will increase the Exercise Price or decrease the number of shares of Common Stock obtainable as otherwise determined pursuant to this Part 2.

     2F.  Notices.

     (i) Immediately upon any adjustment of the Exercise Price, the Company will give written notice thereof to each of the Registered Holders.

     (ii) The Company will give written notice to the Registered Holders at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock, or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

     (iii) The Company will also give written notice to the Registered Holders at least twenty (20) days prior to the date on which any Organic Change, dissolution or liquidation will take place.

     Part 3. Liquidating Dividends. If the Company declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with the generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock (a "Liquidating Dividend"), then the Company will pay to the Registered Holders of this Warrant at the time of payment thereof the Liquidating Dividend that would have been paid to such Registered Holders on the Common Stock had this Warrant been fully exercised immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

     Part 4. Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the Registered Holders of this Warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock

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acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

     Part 5. Definitions. The following terms have the meanings set forth below:

     "Common Stock" means the Company's Common Stock, one cent ($0.01) per share par value, and, except for purposes of the shares obtainable upon exercise of this Warrant, any capital stock of any class of the Company hereafter authorized that is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up on the Company.

     "Market Price" means as to any security the average of the closing prices of such security's sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, on such day, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of the twenty (20) consecutive business days prior to the date as of which "Market Price" is being determined; provided that if such security is listed on any domestic securities exchange the term "business days" as used in this sentence means business days on which such exchange is open for trading. If at any time such security is not listed on any domestic securities exchange or quoted in the NASDAQ System or the domestic over-the-counter market, the "Market Price" will be the fair value thereof determined by a qualified independent third party to be selected jointly by the Company and the Registered Holder that, if the Warrant was fully exercised, would hold a majority of the shares issuable pursuant to the Warrant.

     "Person" means an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization or a government or any department or agency thereof.

     Part 6. No Voting Rights; Limitations of Liability. This Warrant will not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company. No provision hereof, in the absence of affirmative action by the Registered Holders to purchase Common Stock, and no enumeration herein of the rights or privileges of the Registered Holders shall give rise to any liability of such holders for the Exercise Price of Common Stock acquirable by exercise hereof or as a stockholder of the Company.

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     Part 7.    Warrant Transferable.  This Warrant and all rights
hereunder are transferable among the Registered Holders only and, in the case of individuals to family members or trusts, in whole or in part, without charge to the Registered Holders, upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit II hereto) at the principal office of the Company.

     Part 8.    Warrant Exchangeable for Different Denominations.  This
Warrant is exchangeable, upon the surrender hereof by the Registered Holders at the principal office of the Company, for new warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new warrants will represent such portion of such rights as is set forth in the Guaranty Agreement. The date the Company initially issues this Warrant will be deemed to be the "Date of Issuance" hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued.

     Part 9. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of any Registered Holder being satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such certificate, the Company will execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

     Part 10. Communications. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be delivered to each party's business address and shall be deemed to have been received (i) upon delivery by telecopy or facsimile (with transaction confirmation report) if delivered on a business day during normal business hours or the first business day following such delivery if other than on a business day during normal business hours, or (ii) on the second business day following the date of mailing by a nationally recognized express courier service, fully prepaid or upon actual receipt of such mailing whichever occurs first.

     Part 11. Amendment and Waiver. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Registered Holders of this Warrant representing eighty percent (80%) of the shares of Common Stock obtainable upon exercise hereof; provided that no such action may change the Exercise Price of this Warrant or the number of shares or class of stock obtainable upon exercise of this Warrant without the written consent of the Registered Holders of this Warrant representing one hundred percent (100%) of the shares of Common Stock obtainable upon exercise of this Warrant.

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     Part 12.  Descriptive Headings; Governing Law.  The descriptive headings of the several parts and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The construction, validity and interpretation of this Warrant will be governed by the internal law, but not the conflicts law, of the State of Delaware.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers under its corporate seal and to be dated the Date of Issuance hereof.

                                   NEW WEST EYEWORKS, INC.


                                   By:/s/Robert W. Regas

                                   Its:  Vice President


Attest: /s/Byron S. Krantz

Title: Secretary

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

                                    EXHIBIT I

                                EXERCISE AGREEMENT


TO:  New West Eyeworks, Inc.                      DATED:
     2104 West Southern Avenue
     Tempe, Arizona  85282
     (602) 438-1330

     Attention: Ronald E. Weinberg

     The undersigned, pursuant to the provision set forth in the attached Warrant (Certificate No. W-17), hereby agrees to subscribe for and purchase shares of the Common Stock covered by such Warrant and makes payment herewith in full therefor at the price per share provided by such Warrant. The shares of Common Stock are to be issued as follows:

               Person                             Number of Shares

     Mesirow Capital Partners V

     Mesirow Capital Partners VI

     Ronald E. Weinberg

     Barry J. Feld

                                             MESIROW CAPITAL PARTNERS V

                                             By:
                                             Its:

                                             MESIROW CAPITAL PARTNERS VI

                                             By:
                                             Its:

                                             RONALD E. WEINBERG



                                             BARRY J. FELD

                                    EXHIBIT II

                                    ASSIGNMENT

     FOR VALUE RECEIVED, Mesirow Capital Partners V, Mesirow Capital Partners VI, Ronald E. Weinberg and Barry J. Feld, hereby sell, assign and transfer all of the rights of the undersigned under the attached Warrant (Certificate No. W-17) and with respect to the number of shares of the Common Stock covered thereby set forth below, unto:

                                                  Number
Name of Assignee              Address             of Shares

Dated:







                                        MESIROW CAPITAL PARTNERS V

                                        By:
                                        Its:


                                        MESIROW CAPITAL PARTNERS VI

                                        By:
                                        Its:


                                        RONALD E. WEINBERG




                                        BARRY J. FELD